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                                                                    Exhibit 23.1

                         CONSENT OF INDEPENDENT AUDITORS

     We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Hospira 401(k) Retirement Savings Plan and the Hospira Ashland Union 401(k) Plan and Trust, of our report dated March 2, 2004 with respect to the combined balance sheets of Hospira, Inc., an operating division of Abbott Laboratories as of December 31, 2003 and 2002, and the related combined statements of earnings, comprehensive income and net investment in Hospira, Inc. and cash flows for the three years in the period ended December 31, 2003, included in the Registration Statement on Form 10, as amended (File No. 1-31946), filed with the Securities and Exchange Commission.

                                           /s/ Ernst & Young LLP

Chicago, Illinois
April 30, 2004